LETTER OF INTENT

DATED THE18TH OF DECEMBER 2024 AND FURTHER AMMENDED ON JANUARY 29,2025.

This Letter of Intent (this "LOI") is entered into as a of the date set forth above by and between (i) Trio Petroleum Corp. ("TPC"); and (ii) NovaCor Exploration Ltd. ("NovaCor"). Each of PTC and NovaCor may be referred to herein collectively as the "Parties" and separately as a "Party".

Parties:	Trio Petroleum Corp. Attn: Robin Ross 5401 Business Park South, Suite 115 Bakersfield, CA 93309 NovaCor Exploration Ltd. Attn: Douglas Forrest 5014 48st Lloydminster, Alberta T9V 0H8
Transactions:	Following the execution of this LOI, the Parties will negotiate with respect to Definitive Documentation (as defined below) designed to accomplish the following transactions: • NovaCor shall sell to the TPC all of NovaCor's petroleum and natural gas rights, tangibles, miscellaneous interests and, to the extent applicable, the entire interest of NovaCor in and to its Section 3 and Section 19 assets located in Saskatchewan, as more particularly described in Schedule "A" hereto (the "Assets"). • The Purchaser shall acquire the Assets for a purchase price of CA$2,000,000 (approximately USD$1,404,400). • The purchase price shall be payable as follows: • Cash in the amount of USD$650,000; and

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	• The issuance by TPC to NovaCor of shares of common stock, par value $0.0001 per share, of TPC (the "Common Stock") having a value of USD$754,000 as of the closing date, based on the volume weighted average closing trading price of the Common Stock on the NYSE American for the five trading days prior to the closing (the "Shares"). • Following the closing of the transactions, TPC shall use its commercially reasonable efforts to file a resale registration statement for the Shares, and to cause such registration statement to become effective. • Following the closing of the transaction, NovaCor will remain the operator of the Section 3 and Section 19 assets. NovaCor shall have the authority and responsibility to manage and operate the assets in accordance with industry standards, and shall perform all necessary activities related to exploration, development, and production of petroleum and natural gas, subject to the terms and conditions outlined in the Definitive Documentation. The specific details of NovaCor's operator role, including compensation, duties, and terms of service, shall be agreed upon by the Parties in the Definitive Documentation. • The completion of the transaction is expressly contingent upon TPC successfully obtaining financing to fund the acquisition, which is currently in progress. The above are collectively referred to as the "Transactions". The structure and terms of the Transactions will be negotiated and determined by the Parties following the execution of this LOI, and the Parties shall reasonably negotiate to determine and agree on such final structure and material terms for the Transactions, considering all factors, and such terms shall be set out in the Definitive Documentation. On full execution of this LOI, TPC shall pay to NovaCor a good faith deposit of $65,000USD, which deposit shall be credited against any purchase price payable by TPR to NovaCor upon any closing of the Transactions.
Definitive Documentation:	Following the full execution of this LOI, the Parties will reasonably cooperate to negotiate the definitive purchase agreement and any other agreed

	The Definitive Documentation will include the terms summarized in this LOI and such other representations, warranties, conditions, covenants, indemnities and other terms as are customary for transactions of this kind. Following the execution of the Definitive Documentation, the Parties will proceed to the closing on the terms and conditions as set forth therein. Unless and until the Parties execute and deliver the Definitive Documentation, no Party shall have any liability or obligation to any other Party, except with respect to the provisions which are specifically set forth herein as being the binding provisions.
Conditions to closing:	In addition to the items as discussed above, the obligations of the Parties to proceed with and close the Transactions shall be subject to, the following, in addition to any other conditions agreed upon and set out in the Definitive Documentation: (a) The Parties' agreement on, execution and delivery of the Definitive Documentation; (b) There being no other lawsuits, arbitrations or other judicial or administrative proceedings pending against any Party or the Assets or investigations by judicial or administrative agencies or others, that could reasonably be expected to have a material adverse effect on the Assets; (c) Satisfactory receipt of all court, third party and regulatory approvals, and agreement on the ancillary documents pertaining to the Transactions; (d) Approval of the Transactions by the Board of Directors of PTC and the Board of Directors of NovaCor, and by the shareholders of PTC and NovaCor if required by applicable law or the rules of any applicable securities exchange; (e) Each Party's representations and warranties in the Definitive Documentation being true and accurate at the closing and each Party not otherwise being in breach of its obligations under the Definitive Documentation or any ancillary agreement; (f) No person or government entity having commenced or threatened to commence any litigation or proceeding to challenge, restrain, or otherwise interfere with the Transactions; and

	(g) Such other matters as agreed and set forth in the Definitive Documentation.
Expiration and Termination:	If this LOI is not extended by mutual written agreement of the Parties, this LOI will terminate upon the first to occur of the following events: (a) Upon the mutual agreement of the Parties; (b) automatically upon the execution of the Definitive Documentation; and (c) automatically on the 15 March 2025.
Confidentiality:	During the term of this LOI, each Party agrees that, other than as may be required by applicable law or rules of any securities exchange, it and its representatives and agents, as applicable, will hold in strict confidence this LOI and the terms and conditions herein and shall not disclose any of the forgoing to any other person or entity, except its professional advisors, without the prior written consent of the other Party, except as may be required by applicable law or the rules and regulations of any stock market or securities exchange. The Parties acknowledge and agree that it is anticipated that the Definitive Agreement shall contain substantially similar terms to this "Confidentiality" provision in this LOI. In the event that the Parties execute a confidentiality agreement related to the Transactions, the provisions of such agreement shall supersede the provisions of this Confidentiality section of this LOI.
Exclusivity:	During the period from the date hereof until the earlier of (i) 15 March 2025 and (ii) the execution of the Definitive Documentation (the "Exclusivity Period"), NovaCor agrees that it shall not directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement, or any into any agreement, discussions or negotiations with any person, group or entity with respect to any transaction or series of transactions with any person or group concerning any (i) merger, consolidation, business combination, share exchange, joint venture or similar transaction involving the Assets, (ii) any sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of the Assets, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of any equity securities of NovaCor, or (iv) any combination of any of the foregoing (each, an "Acquisition Transaction"). During the Exclusivity Period, NovaCor shall provide to PTC such information relating to the financial and operational position of the Assets as PTC may reasonably request. Upon execution of this LOI, NovaCor shall immediately cease and cause to be

	terminated any discussions that relate to any Acquisition Transaction. The Parties acknowledge and agree that it is anticipated that the Definitive Agreement shall contain substantially similar terms to the "Exclusivity" provisions in this LOI.
Governing Law; Specific Enforcement:	This LOI shall be governed by, enforced, and construed under and in accordance with the laws of New York, without giving effect to principles of conflicts of law thereunder, and as applied to contracts to be performed wholly within the State of New York. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LOI. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LOI BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. Each Party agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of the provisions of this LOI which are binding on the Parties, and hereby further agrees that such binding provisions may be specifically enforced, and in the event of any action for specific performance in respect of such breach, each Party shall waive the defense that a remedy at law would be adequate.
Non-Binding:	This LOI reflects the understanding of the Parties concerning the matters described herein, except as set forth below, is not intended to and does not constitute an exhaustive statement of, or a legally binding or enforceable agreement or commitment of the Parties to conclude, any agreement or commitment of the Parties. Notwithstanding the foregoing, the Parties acknowledge and agree that the provisions of the "Confidentiality", "Exclusivity" and "Governing Law; Specific Enforcement" sections above and such other sections of this LOI as required to give effect to the foregoing (such as this Section), shall be the binding and enforceable agreements and obligations of the Parties.

	The Parties acknowledge and agree that (a) nothing in this LOI shall be construed as an offer or commitment on the part of any Party to negotiate the Definitive Agreement or complete the Transactions, whether on the terms in this LOI or any other terms; (b) the terms in this LOI do not contain all of the material terms to be negotiated as part of the Definitive Documentation or otherwise regarding the Transactions; and (c) unless and until the Parties execute and deliver the Definitive Documentation, no Party shall have any liability or obligation to any other Party, except as set out in those provisions of this LOI expressly stated to be legally binding obligations.
Costs and Expenses:	Except as expressly set forth in the Definitive Documentation if agreed and executed, each Party shall bear its own fees and expenses in connection with the transactions contemplated herein, due diligence, and all other fees and expenses in connection with the Transactions.
Miscellaneous:	Neither Party may assign this LOI without the prior written consent of the other Party, and any such attempted assignment without such consent shall be null and void and of no force or effect. The provisions of this LOI shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. No waiver, alteration or cancellation of any of the provisions of this LOI shall be binding unless made in writing and signed by the Party or Parties to be bound, and any such attempted amendment without such writing shall be null and void and of no force or effect. This LOI is the entire agreement between the Parties concerning the subject matter herein and supersedes all prior oral and written agreements between them regarding same. No waiver by a Party of a breach of a term contained in this LOI, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of such breach of any term of this LOI. This LOI may be executed in one or more counterparts, each of which for all purposes shall be deemed to be an original, and all of which when taken together shall constitute but one and the same instrument. A counterpart may be executed and delivered by email attachment (of a PDF or similar document), or other electronic means, which shall be as effective as hand delivery of the original executed counterpart.

[Signatures appear on the following page]

Agreed and accepted as of the date first set forth above.

Trio Petroleum Corp

By: ______________________
Name: Robin Ross
Title: Chief Executive Officer

NovaCor Exploration Ltd.

By: ______________________
Name: Douglas Forrest
Title: President

Schedule A
Assets

111/4-19-47-26-W3(fully equipped - producing)
111/5-19-47-26-W3(fully equipped - producing)
121/5-19-47-26-W3(fully equipped - producing)
121/6-19-47-26-W3(fully equipped - shut in)
131/6-19-47-26-W3(fully equipped - shut in)

101/15-3-48-24-W3(fully equipped - producing)
121/16-3-48-24-W3(fully equipped - producing)
111/10-3-48-24-W3(abandoned potential re-entry)

All minerals included SW-19-47-26-W3 & NE-3-48-24-W3 held by NovaCor Exploration Ltd.